                                                                    EXHIBIT 23.2



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTS




As the independent public accountants for Houston Eye Associates, we hereby consent to the incorporation of our report dated September 5, 1996 on our audit of the financial statements of Houston Eye Associates for the years ended December 31, 1995 and 1994, included in this Form 8-K/A, into the Company's previously filed Form S-8 Registration Statement File No. 33-93712, Form S-8 Registration Statement File No. 33-93746, Form S-8 Registration Statement File No. 333-03460, Form S-8 Registration Statement File No. 333-03478, Form S-4 Registration Statement File No. 333-00230, Form S-4 Registration Statement File No. 333-4406, Form S-4 Registration Statement File No. 333-09905, Form S-3 Registration Statement File No. 333-10531, and Form S-3 Registration Statement No. 333-11607.




Wallingford, McDonald, Fox & Co., P.C.




Houston, Texas
September 20, 1996